Ex-99.d.1.i

EXHIBIT A

     This Exhibit to the Investment Management Agreement between DELAWARE GROUP EQUITY FUNDS I and DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust (the “Investment Manager”), entered into as of the 28th day of December, 1999, and amended effective January 30, 2008 (the “Agreement”) lists the Funds for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each Fund and the date on which the Agreement became effective for each Fund.

Fund Name	Effective Date	Management Fee Schedule (as a percentage
of average daily net assets) Annual Rate

Delaware Balanced Fund	December 28, 1999	0.65% on first $500 million
0.60% on next $500 million
0.55% on next $1,500 million
0.50% on assets in excess of $2,500 million

Delaware Mid Cap Value Fund	January 30, 2008	0.75% on first $500 million
0.70% on next $500 million
0.65% on next $1,500 million
0.60% on assets in excess of $2,500 million

Agreed and Accepted:

Delaware Management Company	Delaware Group Equity Funds I
for its series set forth in this Exhibit A

By:	/s/ Patrick P. Coyne	By:	/s/ Richard Salus
Name: Patrick P. Coyne		Name: Richard Salus
Title: President		Title: Senior Vice President/Chief Financial Officer